FOX PETROLEUM INC.

Code of Conduct and Ethics

This Code of Conduct and Ethics ("Code of Ethics") covers a wide range of business practices and procedures. It does not cover every issue that may arise but it sets out basic principles to guide all of the Company’s personnel. All directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code of Ethics applies to every member of the Board of Directors, officer and employee of Fox Petroleum Inc., all of its subsidiaries and all affiliates in which Fox Petroleum Inc. directly or indirectly holds a majority interest (collectively referred to as the "Company").

To further the Company's fundamental principles of honesty, loyalty, fairness and forthrightness, the Company has established this Code of Ethics. This Code of Ethics strives to deter wrongdoing and, to that end, promote the following objectives:

1.	Honest and ethical conduct, including the handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in all reports and documents required to be filed with governmental authorities and in other public communications;

3.	Compliance with the applicable government and self-regulatory organization laws, rules and regulations;

4.	Prompt internal reporting of violations; and

5.	Accountability for compliance with this Code of Ethics.

The following discusses situations that require application of the Company's fundamental principles and promotion of the Company's objectives. In certain instances, this Code of Ethics may require conduct that exceeds legal minimums, but all Code of Ethics requirements are the internal "law" of the Company and binding on all directors, officers and employees.

I. Compliance with Laws

The activities of the Company and each director, officer and employee are expected to be in full compliance with the letter and spirit of all applicable laws, rules and regulations. It would be impossible to summarize here all of the laws, rules and regulations with which the Company and its directors, officers and employees must comply. However, each director, officer and employee of the Company is expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to him or her in his or her position with the Company. Each employee is responsible for talking to his or her manager or compliance officer to determine which laws, regulations and policies apply to his or her position and what training, if any, is necessary to understand and comply with such laws, regulations and policies.

If any director, officer or employee has any questions about his or her obligations under any applicable law, rule, regulation or policy, he or she should seek advice from his or her supervisor or the Company's Chief Compliance Officer.

II. Conflicts of Interest

All directors, officers and employees of the Company have a primary business responsibility to the Company and must avoid any activity that may interfere, or have the appearance of interfering, with the performance of this responsibility. Business decisions must be based solely on the best interests of the Company, without regard to personal, family or other extraneous considerations.

A "Conflict of Interest" exists when:

  a real or perceived private interest of a director, officer or employee is in conflict with the interest of the Company,

  any such individual receives improper personal benefits as a result of his or her position with the Company, or the individual has other duties, loyalties, responsibilities or obligations that are, or may be viewed as being, inconsistent with the Company.

Conflicts of interest can arise when an individual's position or responsibilities with the Company present an opportunity for gain apart from his or her normal rewards of employment. They can also arise when an individual's personal or family interests are, or may be viewed as being, inconsistent with those of the Company and therefore as creating conflicting loyalties. Such conflicting loyalties can cause a director, officer or employee to give preference to personal interests, either internal or external, in situations where Company responsibilities come first.

A director, officer or employee may not personally benefit from his or her relationship or employment with the Company except through compensation received directly from the Company. This prohibition does not apply to discounts offered by merchants that are generally available to all employees of the Company.

Conflicts of interest are prohibited as a matter of Company policy. Each director, officer or employee should manage his or her personal or business affairs to avoid conflicts of interest or even the appearance of a conflict of interest. Conflicts of interest may not always be easily recognized or identified. While the following will provide certain examples, if a question arises, a director, officer or employee should consult with the Chief Compliance Officer.

  A director, officer or employee should not handle any transaction which is or could be viewed as a conflict of interest because of a material connection with the individual or company involved. Personal interest which might affect, directly or indirectly, the proper exercise of judgment should be avoided.

  Any director, officer or employee invited to serve as a director of an outside company should not accept such position without prior approval of the Chief Compliance Officer. Service on boards of charitable and civic organizations is encouraged and is permitted to the extent that it does not unreasonably interfere with the duties and responsibilities of such director, officer or employee. Notwithstanding the foregoing, independent directors of the Company are not required to seek such approval but should promptly notify the Chief Compliance Officer of any new position accepted.

  Any director, officer or employee should not participate in a business decision with respect to an entity that is a material competitor of the Company in which his or her family member is an employee or has a significant financial interest.

  Soliciting contributions or the sale of goods and services by or for other businesses or organizations on Company property is prohibited unless prior consent is received from an executive officer of the Company.

Outside Activities. A director, officer or employee should obtain prior approval from the Chief Compliance Officer before participating in business activities outside the Company that could either unreasonably interfere with his or her duties and responsibilities to the Company or reflect poorly on the Company. The Company will generally approve such activities unless it is felt that such activities are not in the best interest of the Company or that a conflict of interest otherwise exists.

The appearance of a conflict of interest can be as damaging to the Company as an actual conflict. Each director, officer and employee should conduct himself or herself at all times so as to avoid apparent conflicts. If a director, officer or employee believes that he or she may have a conflict of interest, such director, officer or employee should disclose it immediately to, and seek guidance from, the Chief Compliance Officer.

III. Gifts and Entertainment

In addition to the guidelines set forth in Section II above, the Company does not permit the following:

1.	A director, officer or employee should not accept a loan from any Company customer or supplier.

2.	A director, officer or employee should not accept a fee from a third-party for performing any act that the Company could have performed.

3.

In any case where a gift, whether in cash or in kind, could raise a question that an individual's judgment is influenced, such director, officer or employee should report such gift to the Chief Compliance Officer.

4.	A director, officer or employee should decline a gift if there would be even the slightest implication of influence on future dealings.

5.

A director, officer or employee should not do indirectly what he or she is prohibited from doing directly. For example, a director, officer or employee should not have a family member accept a prohibited gift.

Every effort should be made to refuse or return an impermissible gift. If it would be inappropriate to refuse a gift or a gift cannot be returned, the gift should promptly be reported to the attention of the Chief Compliance Officer, who may require that the gift be donated to an appropriate community organization.

IV. Bribery

Directors, officers and employees are strictly forbidden from offering, promising, or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If any offer of money or gifts is received that is intended to influence a business decision, then it should be reported to the Chief Compliance Officer immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

V. Corporate Opportunities

A director, officer or employee shall not take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of his or her employment or relationship with the Company when that opportunity or discovery could be of benefit or interest to the Company. Any such opportunity or discovery shall first be presented to the Company before being pursued in an individual capacity. Likewise, no director, officer or employee should use Company property, information or position for personal gain.

VI. Protection and Proper Use of Company Assets

The Company acquires assets to promote its business affairs. Each director, officer and employee has a duty to protect the Company's assets and to take all reasonable steps to ensure their efficient use. Assets include all of the Company's financial assets, real estate assets, other tangible property and confidential information, as defined below. The use of Company assets, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company's assets, each director, officer and employee should:

  Exercise reasonable care to prevent theft, damage or misuse of Company property.

  Promptly report the actual or suspected theft, damage or misuse of Company property to the Chief Compliance Officer.

  Use the Company's voicemail, other electronic communication services or written materials for business-related purposes only and in a manner that does not reflect negatively on the Company.

  Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

  Use Company property only for legitimate business purposes, as authorized in connection with his or her job responsibilities.

Directors, officers and employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems or by written media. Directors, officers, employees and other users of this property have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communications. These communications may also be subject to disclosure to law enforcement or government officials.

VII. Confidential Information

Directors, officers and employees will obtain confidential information about the Company, its customers, operations, business prospects and opportunities in the course of their employment or tenure with the Company. Confidential information includes the following, although this list is not exhaustive:

  financial performance information;

  current and prospective client and customer lists;

  information about client and customer accounts, requirements and practices;

  business methods and ideas;

  employee lists and employment data;

  documents, books, records, data, materials, supplies, and contract forms; and

  other information relating to the Company and its employees, products, services, and operations.

Directors, officers and employees are given this information because it is necessary or useful in carrying out their duties for the benefit of the Company. No director, officer or employee may use it to further his or her personal interests, to make a profit or for any other purpose.

VIII. Insider Trading or Stock Tipping

Directors, officers and employees are not permitted to use or share information concerning the Company for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company or other companies should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a "Policy on Insider Trading and Compliance" governing trading in securities of the Company.

IX. Records Retention/Destruction

The Company's corporate records are important assets. The Company is required by law to maintain certain types of corporate records, usually for a specified period of time. Failure to retain such documents for such minimum periods could subject the Company to penalties and fines, cause the loss of rights, obstruct justice, place the Company in contempt of court, or place the Company at a serious disadvantage in litigation.

Accordingly, the Company retains corporate records for not less than their respective legally required minimum periods, and, with respect to unregulated records, for periods deemed appropriate in the ordinary course of business.

"Corporate records" in this context include records in every form and at all locations, including paper records, computer-stored and other electronic records, video and sound tapes, microfiche and microfilm. They also include chronologic work product files and desk copies of documents. Records which remain retrievable (such as from computer storage) after "hard copies" are destroyed are in fact not destroyed and remain, for instance, subject to discovery in litigation.

X. Fair Dealing

The Company believes that behaving ethically is good business. The Company intends to live up to its obligations and be honest and fair in its dealings with others. The Company may not seek unfair advantage with customers, suppliers, co-workers or competitors by concealment, manipulation, abuse of privileged information, misrepresentation of material facts, or any other practice of unfair dealing.

XI. Accuracy in Reporting and Other Public Communications

The Company must provide full, fair, accurate, timely and understandable disclosure in all reports and documents filed with, or submitted to, the Securities and Exchange Commission (the " SEC ") and in other public communications made by the Company. The full, fair, accurate, timely and understandable disclosure in all such reports and documents and other public communications made by the Company is essential and of critical importance to the Company. This means, among other things, that any director, officer or employee who is responsible for the preparation or review of the Company's financial statements that are to be filed with the SEC or otherwise made publicly available, shall exercise the highest standard of care in preparing and reviewing any such materials.

Depending on the position with the Company, a director, officer or employee may be called upon to provide necessary information to assure that the Company's public reports are full, fair, accurate and understandable. The Company expects all directors, officers and employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company's disclosure requirements. In addition, each director, officer and employee has a responsibility to ensure that all Company documents and reports for which he or she is responsible are prepared and maintained properly and are free of any false, misleading, incomplete or otherwise improper information. No person shall mislead, manipulate, defraud or coerce any employee, officer or director of the Company or any advisor to the Company, including outside counsel or auditors.

A director, officer or employee who becomes aware of an error or potential misstatement in any Company documents, including financial statements or other documents filed with the SEC, must promptly report the error or potential misstatement either to the Chief Compliance Officer or pursuant to the Company's "Whistleblower Policy".

XII. General Provisions

A. This Code of Ethics may be amended, modified or waived from time to time.

This Code of Ethics may be amended, modified or waived as to non-officer employees only by an executive officer of the Company, who will ascertain whether an amendment, modification or waiver is appropriate. Waivers will be granted on a case-by-case basis and only in extraordinary circumstances. Any amendment, modification or waiver of this Code of Ethics that applies to an officer or director of the Company must be approved by the Board of Directors or a designated Board committee which will ascertain whether an amendment, modification or waiver is appropriate. Such an amendment, modification or waiver shall be posted on the Company's website or shall be otherwise disclosed as required by applicable securities laws or the applicable rules of the American Stock Exchange, including filing a

Form 8-K with the SEC within five days. Notice posted on the Company's website shall remain there for a period of 12 months and shall be retained in the Company's files as required by law.

B. The Company has a system for the anonymous reporting of violations of this Code of Ethics.

Each director, officer and employee should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code of Ethics. If any director, officer or employee believes that his or her conduct or that of a fellow director, officer or employee may have violated any such laws or this Code of Ethics, such individual has an obligation to report the matter.

If any director, officer or employee desires to report a suspected violation of this Code of Ethics, he or she may report such violations pursuant to the "Whistleblower Policy" adopted by the Company.

C. A director, officer or employee will be subject to disciplinary action if he or she violates this Code of Ethics.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of a violation of this Code of Ethics. Such action shall be reasonably designed to deter wrongdoing and to permit accountability for the adherence to this Code of Ethics. Disciplinary actions for violations of this Code of Ethics can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit. The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in the individual's criminal prosecution.

D. Retaliation for complying with, or reporting a violation of, this Code of Business Conduct is prohibited.

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code of Ethics or other known or suspected illegal or unethical conduct. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

E. Each director, officer and employee of the Company shall certify receipt and understanding of this Code of Ethics.

Each director, officer and employee shall certify to the Company that he or she acknowledges receipt of, understands and has complied with (or specifically set forth any deviation from) this Code of Ethics. All new employees must sign a statement of agreement at the time of hire to be bound by this Code of Ethics.